Exhibit 99.1

NEWS RELEASE

CONTACT:	Brian J. Begley
Vice President - Investor Relations
Atlas Resource Partners, L.P.
(877) 280-2857
(215) 405-2718 (fax)

ATLAS RESOURCE PARTNERS, L.P. REPORTS OPERATING AND FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2012

•	Atlas Resource Partners (ARP) achieved record average net production of 110.1 Mmcfed for the fourth quarter 2012, a 14% increase over the third quarter 2012

•

ARP closed its acquisition of oil & gas properties in the Marble Falls region of the Fort Worth Basin from DTE Energy for approximately $255 million; ARP completed approximately $650 million in acquisitions in the Fort Worth Basin during 2012

•	Adjusted EBITDA and distributable cash flow for the fourth quarter 2012 grew to $31.8 million and $27.5 million, respectively

•	ARP increased its quarterly distribution to $0.48 per limited partner unit for the fourth quarter 2012, a 12% increase from the third quarter 2012 distribution

Philadelphia, PA – February 21, 2013 - Atlas Resource Partners, L.P. (NYSE: ARP) (“ARP” or “the Company”) has reported operating and financial results for the fourth quarter and full year 2012.

Matthew A. Jones, President and Chief Operating Officer of ARP, said, “Our results for the fourth quarter highlight the meaningful progress we have made towards our objectives in expanding our enterprise through a strong asset base. This is evidenced by ARP’s completion in less than a year of approximately $650 million in acquisitions of valuable oil & gas reserves and undeveloped positions in the Fort Worth Basin. Notably, the recently completed acquisition in the Marble Falls region fully compliments our already well-established assets and operating team in Fort Worth, and we look forward to the contributions of this oil & liquids play to our production margin. We have also made further improvements in our efficiency of operations and drilling activities. As a result, we expect our efforts to drive future cash flow growth while maintaining a solid capital position.”

Fourth Quarter and Full Year 2012 Results

•

Adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP measure, of $31.8 million(1), or $0.66 per common unit, for the fourth quarter 2012, which represents a $9.0 million or 40% increase from the third quarter 2012, and $84.5 million for the full year 2012;

•

Distributable cash flow, a non-GAAP measure, of $27.5 million(1), or $0.56 per common unit, for the fourth quarter 2012, which represents a $9.1 million or 49% increase, and $64.1 million for the full year 2012;

•	ARP declared a cash distribution of $0.48 per limited partner unit for the fourth quarter 2012, at a coverage ratio of approximately 1.2x; and,

•

On a GAAP basis, net loss was $18.9 million for the fourth quarter 2012 compared to $4.7 million for the prior year comparable period. The loss for each period was caused principally by non-cash expenses, including $9.5 million of asset impairment write downs on certain non-core legacy oil and gas properties and non-cash compensation expense. Please see the reconciliation of GAAP net loss to adjusted EBITDA in the financial tables of this release for further information.

(1)	A reconciliation of GAAP net loss to adjusted EBITDA and distributable cash flow is provided in the financial tables of this release.

*    *    *

Recent Events

Acquisition of Barnett Shale/Marble Falls properties from DTE Energy

On December 20, 2012, ARP completed its acquisition DTE Gas Resources, LLC, an affiliate of DTE Energy Company (“DTE”), which owned approximately 35 million barrels of oil equivalents (MMboe) of proved reserves and substantial resource potential in the Fort Worth Basin in Texas for approximately $255 million. This transaction represented ARP’s third acquisition in 2012 in the Fort Worth Basin, and the Company has invested a total of approximately $650 million to acquire estimated proved reserves of over 700 billion cubic feet of natural gas equivalents (Bcfe) at the time of acquisition.

Included in this transaction was approximately 88,000 net acres in the Fort Worth Basin of Texas, primarily in Jack County, offsetting ARP’s current Barnett Shale position. This acreage position includes approximately 75,000 net acres prospective for the oil and NGL rich Marble Falls play, in which there are approximately 700 identified vertical drilling locations in ARP’s position. ARP also believes that there are further potential development opportunities through vertical down-spacing and horizontal drilling in the Marble Falls formation. ARP commenced initial drilling operations in the Marble Falls play in January 2013.

Issuance of $275 million 7.75% 2021 Senior Notes

On January 23, 2013, ARP issued $275 million of 7.75% Senior Notes due 2021 in a private placement transaction issued at par. The Partnership received net proceeds of $268.3 million after underwriting commissions and other transaction costs, and utilized the proceeds to repay and terminate ARP’s $75.4 million term loan and reduce the outstanding balance on its revolving credit facility. The senior notes are subject to a registration rights agreement entered in connection with the transaction, which requires ARP, among other things, to file a registration statement with the SEC and exchange the privately placed notes for registered notes by certain dates.

Year End 2012 Oil & Gas Reserves

Throughout 2012, ARP substantially increased its oil & gas reserves and undeveloped properties through both strategic acquisitions as well as organic development. This activity, highlighted by the acquisitions of producing oil & gas assets in the Barnett Shale and Marble Falls regions of the Fort Worth Basin, resulted in a significant increase in ARP’s proved reserves as of year end 2012.

As of December 31, 2012, ARP had approximately 911.0 Bcfe of net proved oil & gas reserves at a PV-10 value of approximately $990.4 million, based upon NYMEX forward strip prices as of February 11, 2013. This compares to net proved reserves of approximately 167 Bcfe as of the end of the 2011, representing an increase of over 445%. Gross proved reserves managed by ARP (including those on behalf of the Company, its drilling partners in its investment programs and other operating partners) were approximately 1.63 trillion cubic feet of natural gas equivalents (Tcfe) as of year end 2012, using similar NYMEX price assumptions.

Based on the SEC average price assumptions of $2.76 per mcf for natural gas and $94.71 per barrel for crude oil, net proved oil and gas reserves were 723.4 Bcfe at a PV-10 amount of approximately $619.9 million, which does not include the value of ARP’s commodity derivatives. The fair value of ARP’s commodity derivatives at December 31, 2012 was approximately $17.5 million.

E&P Operations

•

Average net daily production for the fourth quarter 2012 was 110.1 million cubic feet of natural gas equivalents per day (Mmcfed), an increase of 13.9 Mmcfed, or 14%, compared with the third quarter 2012. The increase was primarily due to a full quarter’s volume from the acquisition of the remaining 50% interest in Equal Energy, Ltd.’s approximately 8,500 net undeveloped acres in the core of the Mississippi Lime play in northwestern Oklahoma in September 2012, and a full quarter’s volume from the acquisition of Titan Operating, LLC (“Titan”) in the Barnett Shale in July 2012.

•

Investment partnership margin(2) contributed $10.7 million to Adjusted EBITDA and distributable cash flow for the fourth quarter 2012. In December 2012, ARP completed fundraising for Atlas Resources Series 32 – 2012, raising a total of approximately $127.1 million in investor capital.

(2)	Investment partnership margin is comprised of Well Construction and Completion margin, Well Services margin and Administration and Oversight Fee revenues.

Hedge Positions

•

ARP expanded its natural gas and oil hedge positions during the fourth quarter 2012. ARP currently has approximately 114.9 Bcfe of its future production hedged through 2017. A summary of ARP’s current derivative positions as of February 21, 2013 is provided in the financial tables of this release.

Corporate Expenses & Capital Position

•

Cash general and administrative expense was $9.0 million for the fourth quarter 2012, consistent with the third quarter 2012 and a $6.3 million decrease from the prior year fourth quarter. The decrease from prior year fourth quarter was principally due to higher allocations of management time and corporate expenses in the prior year by Atlas Energy, L.P., which was prior to ARP’s spinoff in March 2012.

•

Cash interest expense was $0.9 million for the fourth quarter 2012, which was consistent with the third quarter 2012. As of December 31, 2012, ARP had $351.4 million of total debt, including a $75.4 million term loan and $276.0 million outstanding under its revolving credit facility, which has a current borrowing base of $368.8 million, and a cash position of $23.2 million. In January 2013, ARP issued $275 million of 7.75% Senior Notes due 2021 and received net proceeds of $268.3 million after underwriting commissions and other transaction costs, which were utilized to repay and terminate the term loan and reduce the outstanding balance on its revolving credit facility.

*    *    *

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Resource Partners, L.P.’s fourth quarter 2012 results on Friday, February 22, 2013 at 9:00 am ET by going to the Investor Relations section of Atlas Resource’s website at www.atlasresourcepartners.com. For those unavailable to listen to the live broadcast, the replay of the webcast will be available following the live call on the Atlas Resource website and telephonically beginning at 11:00 a.m. ET on February 22, 2013 by dialing 888-286-8010, passcode: 12321370.

Atlas Resource Partners, L.P. (NYSE: ARP) is an exploration & production master limited partnership which owns an interest in over 10,200 producing natural gas and oil wells, primarily in Appalachia and the Barnett Shale in Texas. ARP is also the largest sponsor of natural gas and oil investment partnerships in the U.S. For more information, please visit our website at www.atlasresourcepartners.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns all of the general partner Class A units and incentive distribution rights and an approximate 43% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. Additionally, Atlas Energy owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 9% limited partner interest. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In Oklahoma, southern Kansas, northern and western Texas, and Tennessee, APL owns and operates 12 active gas processing plants, 18 gas treating facilities, as well as approximately 10,100 miles of active intrastate gas gathering pipeline. APL also has a 20% interest in West Texas LPG Pipeline Limited Partnership, which is operated by Chevron Corporation. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

*    *    *

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. ARP cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, resource potential, ARP’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; changes in commodity prices; changes in the costs and results of drilling operations; uncertainties about estimates of reserves and resource potential; inability to obtain capital needed for operations; ARP’s level of indebtedness; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in ARP’s reports filed with the U.S. Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements speak only as of the date hereof, and ARP assumes no obligation to update such statements, except as may be required by applicable law.

ATLAS RESOURCE PARTNERS, L.P.

CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per unit data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Gas and oil production	$31,578	$15,325	$92,901	$66,979
Well construction and completion	39,219	70,947	131,496	135,283
Gathering and processing	5,956	3,698	16,267	17,746
Administration and oversight	3,224	2,668	11,810	7,741
Well services	4,697	4,752	20,041	19,803
Other, net	66	85	(4,886)	(30)

Total revenues	84,740	97,475	267,629	247,522

Costs and expenses:
Gas and oil production	10,377	5,147	26,624	17,100
Well construction and completion	34,197	60,876	114,079	115,630
Gathering and processing	6,306	4,465	19,491	20,842
Well services	2,204	2,661	9,280	8,738
General and administrative	20,696	15,261	69,123	27,536
Chevron transaction expense	—	—	7,670	—
Depreciation, depletion and amortization	18,734	6,850	52,582	30,869
Asset impairment	9,507	6,995	9,507	6,995

Total costs and expenses	102,021	102,255	308,356	227,710

Operating income (loss)	(17,281)	(4,780)	(40,727)	19,812

Gain (loss) on asset sales and disposal	39	39	(6,980)	87
Interest expense	(1,666)	—	(4,195)	—

Net income (loss)	(18,908)	(4,741)	(51,902)	19,899

Preferred limited partner dividends	(1,842)	—	(3,063)	—

Net income (loss) attributable to owner’s interest, common limited partners and the general partner	$(20,750)	$(4,741)	$(54,965)	$19,899

Allocation of net income (loss):
Portion applicable to owner’s interest (period prior to the transfer of assets on March 5, 2012)	$—	$(4,741)	$250	$19,899
Portion applicable to common limited partners and general partner’s interests (period subsequent to the transfer of assets on March 5, 2012)	(20,750)	—	(55,215)	—

Net income (loss) attributable to owner’s interest, common limited partners and the general partner	$(20,750)	$(4,741)	$(54,965)	$19,899

Allocation of net loss attributable to common limited partners and the general partner:
General partner’s interest	$(266)	$—	$(955)	$—
Common limited partners’ interest	(20,484)	—	(54,260)	—

Net loss attributable to common limited partners and the general partner	$(20,750)	$—	$(55,215)	$—

Net loss attributable to common limited partners per unit:
Basic	$(0.53)	$—	$(1.59)	$—

Diluted	$(0.53)	$—	$(1.59)	$—

Weighted average common limited partner units outstanding:
Basic	39,003	—	34,039	—

Diluted	39,003	—	34,039	—

ATLAS RESOURCE PARTNERS, L.P.

CONSOLIDATED COMBINED BALANCE SHEETS

(unaudited; in thousands)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$23,188	$54,708
Accounts receivable	38,718	20,572
Current portion of derivative asset	12,274	13,801
Subscriptions receivable	55,357	34,455
Prepaid expenses and other	9,063	7,677

Total current assets	138,600	131,213

Property, plant and equipment, net	1,302,228	520,883
Goodwill and intangible assets, net	33,104	33,285
Long-term derivative asset	8,898	16,128
Other assets, net	16,122	857

	$1,498,952	$702,366

LIABILITIES AND PARTNERS’ CAPITAL/EQUITY

Current liabilities:
Accounts payable	$59,549	$36,731
Advances from affiliates	5,853	1,253
Liabilities associated with drilling contracts	67,293	71,719
Current portion of derivative payable to Drilling Partnerships	11,293	20,900
Accrued well drilling and completion costs	47,637	17,585
Accrued liabilities	25,388	35,952

Total current liabilities	217,013	184,140

Long-term debt	351,425	—
Long-term derivative liability	888	—
Long-term derivative payable to Drilling Partnerships	2,429	15,272
Asset retirement obligations and other	65,191	45,779

Commitments and contingencies

Partners’ Capital/Equity:
General partner’s interest	7,029	—
Preferred limited partners’ interests	96,155	—
Common limited partners’ interests	737,253	—
Equity	—	427,246
Accumulated other comprehensive income	21,569	29,929

Total partners’ capital/equity	862,006	457,175

	$1,498,952	$702,366

ATLAS RESOURCE PARTNERS, L.P.

Financial and Operating Highlights

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net loss attributable to common limited partners per unit - basic	$(0.53)	$—	$(1.59)	$—

Distributable cash flow per unit(1)(2)	$0.56	$—	$1.59	$—

Cash distributions paid per unit(3)	$0.48	$—	$1.43	$—

Production revenues (in thousands):
Natural gas	$22,362	$10,713	$70,151	$49,096
Oil	3,732	2,716	11,351	10,057
Natural gas liquids	5,484	1,896	11,399	7,826

Total production revenues	$31,578	$15,325	$92,901	$66,979

Production volume:(4)(5)
Appalachia: (6)
Natural gas (Mcfd)	34,134	25,391	33,889	26,292
Oil (Bpd)	291	318	278	287
Natural gas liquids (Bpd)	2	31	10	17

Total (Mcfed)	35,892	27,488	35,618	28,116

Barnett/Marble Falls: (7)
Natural gas (Mcfd)	61,323	—	28,855	—
Oil (Bpd)	784	—	28	—
Natural gas liquids (Bpd)	2,501	—	473	—

Total (Mcfed)	81,032	—	31,861	—

Mississippi Lime/Hunton:
Natural gas (Mcfd)	4,895	—	1,392	—
Oil (Bpd)	31	—	8	—
Natural gas liquids (Bpd)	323	—	81	—

Total (Mcfed)	7,017	—	1,926	—

Other Operating Areas: (6)
Natural gas (Mcfd)	5,393	5,169	5,271	5,111
Oil (Bpd)	14	21	16	20
Natural gas liquids (Bpd)	415	401	410	427

Total (Mcfed)	7,971	7,694	7,827	7,796

Total(7):
Natural gas (Mcfd)	95,845	30,560	69,408	31,403
Oil (Bpd)	447	339	330	307
Natural gas liquids (Bpd)	1,935	432	974	444

Total (Mcfed)	110,137	35,182	77,232	35,912

Average sales prices: (5)
Natural gas (per Mcf) (8)	$3.04	$4.20	$3.29	$4.98
Oil (per Bbl)(9)	$90.76	$87.19	$94.02	$89.70
Natural gas liquids (per Bbl)	$30.80	$47.74	$31.97	$48.26

Production costs:(5)(10)
Lease operating expenses per Mcfe	$0.88	$1.20	$0.82	$1.09
Production taxes per Mcfe	0.14	0.08	0.12	0.10

Total production costs per Mcfe	$1.01	$1.28	$0.94	$1.19

Depletion per Mcfe(5)	$1.71	$2.10	$1.66	$2.09

(1)	A reconciliation from net income to distributable cash flow is provided in the financial tables of this release.
(2)

Calculation consists of distributable cash flow, less amounts attributable to the general partner, divided by 47,810,000 and 40,198,000 limited partner units for the three months and year ended December 31, 2012, respectively, which represent the weighted average limited partner units which were paid cash distributions for the respective period subsequent to March 5, 2012, the date of the transfer of assets. Prior to March 5, 2012, no limited partner units were outstanding.

(3)

Represents the cash distributions declared per limited partner unit for the respective period and paid by ARP within 45 days after the end of each quarter, based upon the distributable cash flow generated during the respective quarter. The cash distribution declared of $0.12 per limited partner unit for the 1st quarter 2012 reflects a prorated cash distribution for the 27-day period from March 5, 2012, the date of transfer of the assets to ARP, to March 31, 2012.

(4)

Production quantities consist of the sum of (i) ARP’s proportionate share of production from wells in which it has a direct interest, based on ARP’s proportionate net revenue interest in such wells, and (ii) ARP’s proportionate share of production from wells owned by the investment partnerships in which ARP has an interest, based on its equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(5)

“Mcf” and “Mcfd” represent thousand cubic feet and thousand cubic feet per day; “Mcfe” and “Mcfed” represent thousand cubic feet equivalents and thousand cubic feet equivalents per day, and “Bbl” and “Bpd” represent barrels and barrels per day. Barrels are converted to Mcfe using the ratio of six Mcf’s to one barrel.

(6)

Appalachia includes ARP’s production located in Pennsylvania, Ohio, New York and West Virginia. Other operating areas include ARP’s production located in the Chattanooga, New Albany/Antrim and Niobrara Shales.

(7)

Volumetric production per day for Barnett/Marble Falls for the three months ended December 31, 2012 includes production per day associated with the DTE operational assets based upon the 12-day period from December 20, 2012, the date of acquisition, through December 31, 2012. Volumetric production per day for Barnett/Marble Falls for the year ended December 31, 2012 represents production volume over the 366 days within the year ended December 31, 2012. Volumetric production per day for Mississippi Lime/Hunton for the year ended December 31, 2012 represents production volume over the 366 days within the year ended December 31, 2012. Total production per day represents production volume over the 92 and 366 days within the three months and year ended December 31, 2012, respectively.

(8)

ARP’s average sales prices for natural gas before the effects of financial hedging were $2.98 per Mcf and $3.68 per Mcf for the three months ended December 31, 2012 and 2011, respectively, and $2.60 per Mcf and $4.53 per Mcf for the years ended December 31, 2012 and 2011, respectively. These amounts exclude the impact of subordination of production revenues to investor partners within the investor partnerships. Including the effects of subordination, average natural gas sales prices were $2.54 per Mcf ($2.48 per Mcf before the effects of financial hedging) and $3.81 per Mcf ($3.29 per Mcf before the effects of financial hedging) for the three months ended December 31, 2012 and 2011, respectively, and $2.76 per Mcf ($2.08 per Mcf before the effects of financial hedging) and $4.28 per Mcf ($3.83 per Mcf before the effects of financial hedging) for the years ended December 31, 2012 and 2011, respectively.

(9)

ARP’s average sales prices for oil before the effects of financial hedging were $87.55 per barrel and $86.76 per barrel for the three months ended December 31, 2012 and 2011, respectively, and $91.32 per barrel and $89.07 per barrel for the years ended December 31, 2012 and 2011, respectively.

(10)

Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead. These amounts exclude the effects of ARP’s proportionate share of lease operating expenses associated with subordination of production revenue to investor partners within ARP’s investor partnerships. Including the effects of these costs, lease operating expenses per Mcfe were $0.71 per Mcfe ($0.95 per Mcfe for total production costs) and $0.98 per Mcfe ($1.06 per Mcfe for total production costs) for the three months ended December 31, 2012 and 2011, respectively, and $0.58 per Mcfe ($0.70 per Mcfe for total production costs) and $0.77 per Mcfe ($0.87 per Mcfe for total production costs) for the years ended December 31, 2012 and 2011, respectively.

ATLAS RESOURCE PARTNERS, L.P.

CAPITALIZATION INFORMATION

(unaudited; in thousands)

	December 31, 2012	December 31, 2011
Total debt	$351,425	$—
Less: Cash	(23,188)	(54,708)

Total net debt/(cash)	328,237	(54,708)

Partners’ capital/equity	862,006	457,175

Total capitalization	$1,190,243	$402,467

Ratio of net debt to capitalization	0.28x	0.00x

ATLAS RESOURCE PARTNERS, L.P.

CAPITAL EXPENDITURE DATA

(unaudited; in thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
Maintenance capital expenditures	$3,350	$2,300	$10,200	$9,833
Expansion capital expenditures	50,497	8,754	117,026	37,491

Total	$53,847	$11,054	$127,226	$47,324

ATLAS RESOURCE PARTNERS, L.P.

Financial Information

(unaudited; in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Adjusted EBITDA and Distributable Cash Flow Summary:
Gas and oil production margin	$21,201	$10,678	$70,795	$49,879
Well construction and completion margin	5,022	10,071	17,417	19,653
Administration and oversight margin	3,224	2,668	11,810	7,741
Well services margin	2,493	2,091	10,761	11,065
Gathering	(350)	(767)	(3,224)	(3,096)

Gross Margin	31,590	24,741	107,559	85,242
Estimated Gross Margin for Acquisitions(1)	9,131	—	12,941	—

Adjusted Gross Margin	40,721	24,741	120,500	85,242
Cash general and administrative expenses	(9,023)	(15,261)	(36,090)	(27,536)
Other, net	66	85	115	(14)

Adjusted EBITDA(2)	31,764	9,565	84,525	57,692
Cash interest expense(3)	(873)	—	(2,374)	—
Maintenance capital expenditures	(3,350)	(2,300)	(10,200)	(9,833)

Distributable Cash Flow(2)	27,541	7,265	71,951	47,859
Distributable cash flow not attributable to limited partners and the general partner prior to March 5, 2012 (the date of transfer of assets)(5)	—	(7,265)	(7,880)	(47,859)

Distributable Cash Flow attributable to limited partners(2)	$27,541	$—	$64,071	$—

Distributions Paid(4)	$23,567	$—	$57,441	$—
per limited partner unit	$0.48	$—	$1.43	$—

Reconciliation of non-GAAP measures to net income (loss)(2):
Distributable cash flow attributable to limited partners and the general partner	$27,541	$—	$64,071	$—
Distributable cash flow not attributable to limited partners and the general partner prior to March 5, 2012 (the date of transfer of assets)(5)	—	7,265	7,880	47,859
Estimated gross margin for acquisitions(1)	(9,131)	—	(12,941)	—
Acquisition and related costs	(8,701)	—	(22,200)	—
Depreciation, depletion and amortization	(18,734)	(6,850)	(52,582)	(30,869)
Asset impairment	(9,507)	(6,995)	(9,507)	(6,995)
Amortization of deferred finance costs	(793)	—	(1,821)	—
Non-cash stock compensation expense	(2,972)	—	(10,833)	—
Maintenance capital expenditures	3,350	2,300	10,200	9,833
Gain (loss) on asset disposal	39	39	(6,980)	87
Chevron transaction expense	—	—	(7,670)	—
Adjustment to reflect cash impact of derivatives	—	—	(4,518)	—
Premiums paid on swaption derivative contracts (Carrizo Barnett acquisition)	—	—	(5,001)	—
Other non-cash adjustments	—	(500)	—	(16)

Net income (loss)	$(18,908)	$(4,741)	$(51,902)	$19,899

(1)

Includes estimated gross margin generated for the month of April 2012 for Carrizo, estimated gross margin for the majority of July for Titan, the majority of the 3rd quarter 2012 for Equal, and the majority of the 4th quarter 2012 for DTE. ARP consummated the acquisition of the Barnett assets from Carrizo on April 30, 2012, with ARP receiving all of the net cash generated by the assets from January 1, 2012 through April 30, 2012 as an acquisition adjustment, which is not included within ARP’s gross margin for the period. In addition, ARP consummated the acquisition of the Barnett assets from Titan on July 25, 2012, with ARP receiving all of the net cash generated by the assets from July 1, 2012 through July 25, 2012 as an acquisition adjustment, which is not included within ARP’s gross margin for the period. Also, ARP consummated the acquisition of the remainder of the Equal assets on September 24, 2012, with ARP receiving all of the net cash generated by the assets from July 1, 2012 through September 24, 2012 as an acquisition adjustment, which is not included within ARP’s gross margin for the period. Also, ARP consummated the acquisition of the DTE assets on December 20, 2012, with ARP receiving all of the net cash generated by the assets from October 1, 2012 through December 20, 2012 as an acquisition adjustment, which is not included within ARP’s gross margin for the period. As such, ARP has included the portion of cash received attributable to the month of April 2012 for Carrizo, the 25 days in July for Titan, the 85 days for the 3rd quarter 2012 for Equal, and the 80 days for the 4th quarter 2012 for DTE as it paid or will pay a full quarter’s cash distribution for the respective quarterly period.

(2)

Adjusted EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of ARP believes that adjusted EBITDA and distributable cash flow provide additional information for evaluating ARP’s performance, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. Adjusted EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within ARP’s financial covenants under its credit facility. Adjusted EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

(3)	Excludes non-cash amortization of deferred financing costs.
(4)

Represents the cash distributions declared for the respective period and paid by ARP within 45 days after the end of each quarter, based upon the distributable cash flow generated during the respective quarter. The year ended December 31, 2012 includes a cash distribution payment of $0.12 per limited partner unit for the 1st quarter 2012, which reflected a prorated cash distribution for the 27-day period from March 5, 2012, the date of transfer of the assets to ARP, to March 31, 2012.

(5)

In accordance with prevailing accounting literature, ARP has adjusted its historical financial statements to present them combined with the historical financial results of the spin-off assets for all periods prior to its spin-off date of March 5, 2012.

ATLAS RESOURCE PARTNERS, L.P.

Hedge Position Summary

(as of February 18, 2013)

Natural Gas

Fixed Price Swaps

Production Period Ended December 31,	Average Fixed Price (per mcf)(a)(b)	Volumes (mcf)(a)

2013	$3.84	24,319,432
2014	$4.17	26,368,397
2015	$4.26	18,584,401
2016	$4.42	14,206,872
2017	$4.68	7,745,780

Costless Collars

Production Period Ended December 31,	Average Floor Price (per mcf)(a)(b)	Average Ceiling Price (per mcf)(a)(b)	Volumes (mcf)(a)

2013	$4.43	$5.48	5,481,629
2014	$4.25	$5.16	3,813,307
2015	$4.26	$5.17	3,455,809

Put Options

Production Period Ended December 31,	Average Fixed Price (per mcf)(a)(b)	Volumes (mcf)(a)

2013	$3.47	1,012,910

Natural Gas Liquids

Fixed Price Swaps

Production Period Ended December 31,	Average Fixed Price (per bbl)(a)	Volumes (bbls)(a)

2013	$92.69	165,000
2014	$91.41	123,000
2015	$88.55	96,000
2016	$85.92	60,000

Crude Oil

Fixed Price Swaps

Production Period Ended December 31,	Average Fixed Price (per bbl)(a)	Volumes (bbls)(a)

2013	$92.12	323,100
2014	$91.89	360,000
2015	$88.62	237,000
2016	$86.53	111,000
2017	$84.60	36,000

Costless Collars

Production Period Ended December 31,	Average Floor Price (per bbl)(a)	Average Ceiling Price (per bbl)(a)	Volumes (bbls)(a)

2013	$90.00	$116.51	65,000
2014	$84.17	$113.31	41,160
2015	$83.85	$110.65	29,250

(a)	“Mcf” represents thousand cubic feet; “bbl” represents barrel.
(b)	Includes an estimated basis differential and Btu (British thermal units) adjustment.